FILED PURSUANT TO RULE 424(B)(3)
File Number 333-181012
ARAMARK CORPORATION
SUPPLEMENT NO. 2 TO
PROSPECTUS DATED
JANUARY 4, 2013
THE DATE OF THIS SUPPLEMENT IS FEBRUARY 15, 2013
ON FEBRUARY 13, 2013, ARAMARK CORPORATION FILED THE ATTACHED
CURRENT REPORT ON FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2013

ARAMARK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant's telephone, including area code: 215-238-3000
N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.    Regulation FD Disclosure.

ARAMARK Corporation (the “Company”) is seeking to borrow up to $1,000 million in the aggregate of new term loans under its amended and restated senior secured credit agreement dated as of March 26, 2010 (as amended, the “Credit Agreement”). The Company intends to use the proceeds from the new term loans to redeem or otherwise repurchase a portion of its 8.50% senior notes due 2015. The Company is also seeking to amend the Credit Agreement to extend the final maturity of its $550 million revolving credit facility, to modify its maximum senior secured leverage ratio and to provide certain additional flexibility with respect to its restricted payments covenant. The Company will determine in its sole discretion the total amount of new term loans that it borrows.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filings that such information is to be considered “filed” or incorporated by reference therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: February 13, 2013	By: /s/ Joseph Munnelly

Name:	Joseph Munnelly

Title:	Senior Vice President, Controller and Chief Accounting Officer